Exhibit 10.1
LIONS GATE ENTERTAINMENT CORP.
LIONS GATE FILMS CORP.
and
BOSA DEVELOPMENT CORP.
0742102 B.C. LTD.

PARTNERSHIP INTEREST PURCHASE AGREEMENT

December 22, 2005

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8.11	Governing Law	33
8.12	Successors and Assigns	34
8.13	Counterparts	34

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PARTNERSHIP INTEREST PURCHASE AGREEMENT
THIS AGREEMENT is made as of the ___ day of December, 2005
BETWEEN:
LIONS GATE ENTERTAINMENT CORP., a company amalgamated under the laws of British Columbia (“LGEC”) and LIONS GATE FILMS CORP., a company amalgamated under the laws of Canada (“LGFC”)
(together, the “Vendor”)
AND:
BOSA DEVELOPMENT CORP., a company incorporated under the laws of British Columbia and 0742102 B.C. LTD., a company incorporated under the laws of British Columbia
(together, the “Purchaser”)
WHEREAS:
A. LGEC and LGFC own a 66.66% interest and 33.33% interest, respectively (together the “Partnership Interest”), in Lions Gate Studios Partnership, a general partnership formed under the laws of the Province of British Columbia (the “Partnership”);
B. LGEC is the legal and beneficial owner of all of the issued and outstanding shares (the “Shares”) in the capital of Lions Gate Studio Management Ltd. (the “Registered Owner”);
C. The Purchaser is willing to purchase and the Vendor is willing to sell the Partnership Interest on the terms and conditions contained in this Agreement; and
D. The Purchaser is willing to purchase and LGEC is willing to sell all of the legal and beneficial interest in and to the Shares on the terms and conditions contained in this Agreement
          NOW THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
INTERPRETATION
1.1 Definitions. In this Agreement, the following terms shall have the meanings set out below:
          “Accounts Payable and Accrued Liabilities” means all accounts payable, bills payable, trade accounts payable and book debts owing, amounts payable to and all accrued liabilities to Employees, together with any unpaid interest accrued on such items and any Lien or collateral for such items, up to the Closing Date.
          “Adjustments” shall have the meaning specified in § 2.6.
          “Affiliate” shall have the meaning ascribed thereto in the Business Corporations Act (British Columbia).
          “Agent” means Avison Young Commercial Real Estate (B.C.) Inc.
          “Agreement” means this Agreement, including the Recitals and the Schedules to this Agreement, as it or they may be amended or supplemented from time to time, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Agreement and not to any particular § or other portion of this Agreement.
          “Applicable Law” means, with respect to any Person, property, transaction, event or other matter, any law, rule, statute, regulation, order, judgement, decree, treaty or other requirement having the force of law (collectively, the “Law”) relating or applicable to such Person, property, transaction, event or other matter whether domestic or foreign, including without limitation, Environmental Laws. Applicable Law also includes, where appropriate, policies, guidelines and codes of, or any interpretation of the Law (or any part thereof), by any Person having jurisdiction over it, or charged with its administration or interpretation, and includes all policies, guidelines, codes and practices of or imposed by any Regulatory Body.
          “Assets” means all the properties, assets, interests and rights used in or arising out of the Business including the following:
(a)	the Real Property;

(b)	all machinery, equipment, furniture, computers, computer equipment, telecommunications systems and other chattels used in the operation of the Business;

(c)	all rights and interests under or pursuant to all warranties, representations and guarantees, express, implied or otherwise, of or made by suppliers or others in connection with the Assets;

(d)	the Contracts;

(e)	the Licences and Permits;

(f)	the Books and Records;

(g)	all goodwill of the Partnership; and

(h)	all proceeds of any or all of the foregoing receivable after the Closing Time, and, for greater certainty, does not include the Excluded Assets.
          “Books and Records” means all books, records, files and papers relating to the Business including software programs, manuals and data, sales and advertising materials, sales and purchases correspondence, trade association files, research and development records, personnel, employment and other records including the partnership records of the Partnership, and all copies and recordings of the foregoing.
          “Business” means the business carried on by the Partnership which consists of the operation of a television and film studio facility and any ancillary use of the Real Property.
          “Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of Vancouver, British Columbia, Canada.
          “Closing” means the completion of the purchase and sale of the Partnership Interest and the Shares in accordance with the provisions of this Agreement.
          “Closing Date” means February 28, 2006 or such earlier or later date as may be agreed upon in writing by the Parties.
          “Closing Time” means the time of Closing on the Closing Date provided for in § 6.1.
          “Conditions Precedent” shall have the meaning specified in § 4.1.
          “Confidential Information” shall have the meaning specified in § 3.3.
          “Consents and Approvals” means all consents and approvals required to be obtained in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement.
          “Contracts” means all rights and interests of the Partnership in all existing, pending and/or executory contracts, agreements, insurance policies, leases and arrangements to which the Partnership is a party or by which the Partnership or any of the Assets or the Business is bound or affected, and all amendments thereto, including the Material Contracts, but excluding the Contracts listed as “Excluded Assets” in Schedule “A”.
          “Direct Claim” shall have the meaning specified in § 7.4.
          “Employee” means an individual who is employed by the Registered Owner; and “Employees” means every Employee, all of which are listed in Schedule “E” hereto.

          “Environmental Laws” means any laws, statutes, regulations or bylaws in effect and applicable to the Vendor or the Real Property on the Closing Date which apply to environmental matters or the pollution or the protection of the natural environment;
          “Excluded Assets” means the assets of the Partnership listed in Schedule “A” hereto.
          “Financial Statements” means, collectively, the annual financial statements of the Partnership for the fiscal years ended March 31, 2001, March 31, 2002, March 31, 2003, March 31, 2004 and March 31, 2005 and the interim financial statements of the Partnership for the period ended on October 31, 2005.
          “First Deposit” shall have the meaning specified in § 2.4(a).
          “GAAP” means those accounting principles which are recognized as being generally accepted in Canada from time to time as set out in the handbook published by the Canadian Institute of Chartered Accountants, consistently applied.
          “Hazardous Substance” means any contaminant, pollutant, waste, hazardous material, toxic substance, radioactive substance, petroleum, its derivatives, by-products and other hydrocarbons, dangerous substance or dangerous goods, all as defined in any Environmental Laws including, without limitation, urea formaldehyde insulation, asbestos and PCBs;
          “Improvements” means all buildings, fixtures, sidings, parking lots, roadways, structures, erections, fixed machinery, fixed equipment and appurtenances situated on, in, under, or over the Lands or forming part of the Lands.
          “Indemnified Party” means a Person whom the Vendor or the Purchaser, as the case may be, has agreed to indemnify under Article 7.
          “Indemnifying Party” means, in relation to an Indemnified Party, the Party to this Agreement that has agreed to indemnify that Indemnified Party under Article 7.
          “Initial Approval Period” means the period commencing upon the date on which the Purchaser receives the last of the Review Materials and ending on the earlier of: (a) 5:00 p.m. P.S.T. on the day which is 60 days after such date (but not later than January 20, 2006); or (b) the removal or waiver of the Conditions Precedent.
          “Intellectual Property” means all of the Partnership’s rights to and interests in:
(a)	all business and trade names, corporate names and the name “Lions Gate Studios”;

(b)	all inventions and patents, patent rights and patent applications (including all reissues, divisions, continuations, continuations-in-part and extensions of any patent or patent application) related to the Business set out in Schedule “B”;

(c)	all industrial designs and industrial design rights, design patents, industrial design registrations and applications for patent and registration of industrial designs related to the Business set out in Schedule “B”;

(d)	all trade-marks (whether used with wares or services and including the goodwill attaching to such trade-marks) and registrations and applications for registration of trade-marks related to the Business set out in Schedule “B”;

(e)	internet domain addresses of the Partnership that include the name “Lions Gate”;

(f)	all licences of the intellectual property listed in items (a) to (e) above;

(g)	all future income and proceeds from any of the intellectual property listed in items (a) to (e) above and the licences contemplated in item (f) above; and

(h)	all rights to sue and otherwise enforce rights and obtain remedies by way of injunction, delivery up, damages, profits and otherwise for the past, present and future violation or infringement of any of the intellectual property listed in items (a) to (e) above and the violation of the licences contemplated in item (f) above.
          “Knowledge” — an individual shall be deemed to have knowledge of a particular fact or other matter if:
(a)	such individual is actually aware of such fact or other matter; or

(b)	a prudent individual could reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.
A Person (other than and individual) shall be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity), has, or at any time had, Knowledge of such fact or other matter.
          “Lands” means the real property located at 555 Brooksbank Avenue, North Vancouver, British Columbia and legally described in Schedule “D” hereto.
          “Liabilities” means all costs, expenses, charges, debts, liabilities and obligations, whether primary or secondary, direct or indirect, accrued or actual, fixed, contingent, absolute or otherwise, including under or in respect of any contract, guarantee, arrangement, commitment or undertaking, Applicable Law or Taxes.

          “Licences and Permits” means all licences, permits, filings, authorizations, approvals or indicia of authority issued to the Partnership.
          “Lien” means any lien, mortgage, charge, hypothec, pledge, security interest, prior assignment, option, warrant, lease, sublease, right to possession, encumbrance, claim, right or restriction of any kind or nature whatsoever.
          “Litigation” means, except with respect to the Intellectual Property, all claims, demands, actions, suits or proceedings, or threats thereof, before any court, arbitrator, mediator, Regulatory Body.
          “Material Adverse Effect” means any event, occurrence, fact, condition, effect or change (or any condition, event or development involving a prospective change) or any combination of the foregoing that is, either individually or in the aggregate, materially adverse to the Business, operations, capital, prospects, results of operations, condition (financial or otherwise), Assets or Liabilities of the Partnership, and any event, occurrence, fact, condition, effect or change (or any condition, event or development involving a prospective change) that is adverse to the Partnership and involves an amount in excess of $200,000, shall be deemed to have given rise to a “Material Adverse Effect”.
          “Material Contracts” means all Contracts which are not cancellable by the Partnership on less than sixty (60) days’ written notice, which contain any “change of control” provision, any provision purporting to bind Affiliates or related companies, any non-competition provision, any exclusivity provision limiting the Partnership’s ability to carry on the Business in any jurisdiction or part thereof, or which involve or relate to or which are anticipated to involve or relate to (i) obligations of the Partnership for borrowed money where the amount of such obligations exceeds $100,000 individually, (ii) the purchase or sale of goods or services with an aggregate minimum price of more than $100,000 per annum, (iii) the purchase or sale of assets or properties not in the ordinary course of the Business having a purchase price in excess of $100,000, or (iv) individual capital expenditures or commitments in excess of $100,000.
          “Notices” means the notices required to be given to any Person under Applicable Law or pursuant to any Contract in connection with the execution and delivery of this Agreement or the completion of the transactions contemplated by this Agreement.
          “Partnership” shall have the meaning specified in Recital A hereto.
          “Partnership Agreement” means the Acknowledgement of Partnership dated April 1, 2005;
          “Partnership Interest” shall have the meaning specified in Recital A hereto.
          “Party” means a party to this Agreement and any reference to a Party includes its successors and permitted assigns; and “Parties” means every Party.
          “Permitted Liens” means:
(a)	Liens for Taxes if such Taxes are not due and payable;

(b)	mechanics’, construction, carriers’, workers’, repairers’, storers’ or other similar Liens (inchoate or otherwise) which individually or in the aggregate are not material, or which arise or are incurred in the ordinary course of the Business which have not been filed, recorded or registered in accordance with Applicable Law;

(c)	minor title defects or irregularities consisting of minor survey exceptions, minor unregistered easements or rights of way, restrictions in the original grant from the Crown, restrictions implied by Applicable Law and other minor unregistered restrictions as to the use of the Real Property which title defects, irregularities or restrictions do not, in the aggregate, materially impair the operation of the Business or the continued use of the Real Property to which they relate after the Closing on substantially the same basis as such Real Property is currently being used and the Business is currently being operated;

(d)	easements, covenants, rights of way and other restrictions which are registered, provided that they do not, in the aggregate, materially impair the operation of the Business or the continued use of the Real Property to which they relate after the Closing on substantially the same basis as the Business is currently being operated and such Real Property is currently being used;

(e)	registered agreements with municipalities provided that they have been complied with or adequate security has been furnished to secure compliance and provided that they do not, in the aggregate, materially impair the operation of the Business or the continued use of the Real Property to which they relate after the Closing on substantially the same basis as the Business is being operated and such Real Property is currently being used; and

(f)	the mortgages, charges and other Permitted Liens listed in Schedule “F”.
          “Person” is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, any Regulatory Body and the executors, administrators or other legal representatives of an individual in such capacity.
          “Prime Rate” means the prime rate of interest per annum quoted by from time to time by Bank of Montreal as its reference rate of interest for Canadian dollar demand loans made to its commercial customers in Canada and which it refers to as its “prime rate”, as such rate may be changed from time to time.
          “Purchase Price” shall have the meaning specified in § 2.3.
          “Purchaser’s Solicitors” means McCarthy Tetrault, Attention: Keith Burrell.
          “Real Property” means the Lands and the Improvements.

          “Receivables” means all accounts receivable, bills receivable, trade accounts, book debts and insurance claims together with any unpaid interest accrued on such items and any Lien or collateral for such items, including recoverable deposits, up to the Closing Date.
          “Registered Owner” means Lions Gate Studios Management Ltd.
          “Regulatory Body” means any government, regulatory or administrative body, any governmental department, agency, board or commission and any similar body, organization or association in any jurisdiction.
          “Review Materials” means the documents listed in Schedule “C” hereto.
          “Second Deposit” shall have the meaning specified in § 2.3(b).
          “Shares” shall have the meaning specified in Recital B hereto.
          “Taxes” means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, franchise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments or similar charges in the nature of a tax including Canada Pension Plan and provincial pension plan contributions, employment insurance and unemployment insurance payments and workers’ compensation premiums, together with any instalments with respect thereto, and any interest, fines and penalties imposed by any Regulatory Body (including federal, state, provincial, municipal and foreign Regulatory Bodies), and whether disputed or not.
          “Tax Returns” means declarations, remittances, information returns, reports and other documents of every nature required to be filed by or on behalf of the Partnership in respect of any Taxes.
          “Third Party Claim” shall have the meaning specified in § 7.4.
          “Vendor’s Solicitors” means Heenan Blaikie LLP, Attention: Anjili Bahadoorsingh.
1.2 Headings and Table of Contents. The division of this Agreement into Articles and §s, the insertion of headings, and the provision of any table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.
1.3 Extended Meanings. Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing gender include all genders and the terms “including” and “include” shall mean “including without limitation” and “include without limitation” respectively.
1.4 Business Days. If any payment is required to be made or other action is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be made or taken on the next Business Day thereafter.

1.5 Currency and Payment Obligations. Except as otherwise expressly provided in this Agreement:
(a)	all dollar amounts referred to in this Agreement are stated in Canadian Dollars; and

(b)	any payment contemplated by this Agreement shall be made by cash, certified cheque, bank draft, wire transfer or any other method that provides immediately available funds.
1.6 Statute References. Any reference in this Agreement to any statute or any § thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or § as amended, restated or re-enacted from time to time.
1.7 Section and Schedule References. Unless the context requires otherwise, references in this Agreement to Sections or Schedules are to Sections or Schedules of this Agreement. The Schedules to this Agreement are as follows:
SCHEDULES
Schedule “A” — Excluded Assets (Section 1.1)
Schedule “B” — Intellectual Property (Section 1.1)
Schedule “C” — Review Materials (Section 1.1)
Schedule “D” — Lands (Section 1.1)
Schedule “E” — Employees (Section 1.1)
Schedule “F” — Permitted Liens (Section 1.1)
Schedule “G” — Shares: Liens (Section 5.1(f))
Schedule “H” — Material Contracts (Section 5.1(j))
Schedule “I” — Licenses and Permits (Section 5.1(l))
Schedule “J” — Consents, Approvals and Notices (Section 5.1(n))
Schedule “K” — Litigation (Section 5.1(p))
Schedule “L” — Insurance (Section 5.1(q))
Schedule “M” — Obligations (Section 5.1(z))
Schedule “N”  —  Employee Benefit Plan (Section 5.1(ii))

ARTICLE 2
PURCHASE OF PARTNERSHIP INTEREST
2.1 Agreement to Purchase and Sell. At the Closing Time, subject to the terms and conditions of this Agreement:
(a)	the Vendor shall sell the Partnership Interest to the Purchaser, and the Purchaser shall purchase the Partnership Interest from the Vendor; and
(b)	LGEC shall sell the Shares to the Purchaser, and the Purchaser shall purchase the Shares from LGEC.
2.2 Excluded Assets. The Excluded Assets shall not be included in the purchase and sale described in this Agreement. The Vendor shall take all steps required, at its sole cost, to cause the Partnership to transfer the Excluded Assets to a third party or otherwise eliminate them prior to the Closing Time.
2.3 Amount of Purchase Price. The aggregate purchase price payable by the Purchaser to the Vendor for the Partnership Interest and the Shares (the “Purchase Price”) shall be forty-two million dollars ($42,000,000), subject to the Adjustments as set out in § 2.6 below.
2.4 Payment of Purchase Price. The Purchase Price shall be paid and satisfied by the Purchaser as follows:
(a)	an initial refundable deposit in the amount of $25,000 and a non-refundable deposit in the amount of $25,000 (together, the “First Deposit”) to be paid upon execution of this Agreement;
(b)	a further deposit in the amount of $950,000 (the “Second Deposit”) to be paid concurrently with the satisfaction or waiver of the Conditions Precedent; and
(c)	the balance to be paid at Closing.
The Purchaser shall deliver:
(a)	the non-refundable portion of the First Deposit to the Vendor; and
(b)	the refundable portion of the First Deposit and the Second Deposit (together, the “Deposits”) to the Vendor’s Solicitors to be held in an interest bearing trust account at a Canadian chartered financial institution.
2.5 Application of Deposit. The Deposits shall be:
(a)	paid to the Vendor:

(i)	on the Closing Date on account of the Purchase Price, if the Vendor and the Purchaser complete the Closing on the Closing Date; or
(ii)	together with accrued interest thereon, if the Purchaser fails or refuses to complete the purchase and sale herein contemplated after the Conditions Precedent have been satisfied or waived, as liquidated damages as a genuine pre-estimate of its damages in full and final settlement of any claim which the Vendor may have against the Purchaser; or
(b)	paid to the Purchaser:
(i)	together with interest on the Deposit, if the Purchaser does not satisfy or waive the Conditions Precedent in the manner and within the time provided in this Agreement; or
(ii)	if the Vendor does not satisfy or waive the conditions precedent set out in § 4.2 in the manner and within the time provided therein; or
(iii)	if the Vendor is solely in default of its obligation to complete the Closing on the Closing Date.
2.6 Items of Adjustment. The Purchaser and Vendor shall adjust as of the Closing Date, pursuant to financial statements prepared as of the Closing Date, on account of the following items:
(a)	Taxes, local improvement rates and charges with respect to the Lands;
(b)	prepaid charges, deposits, sums and fees;
(c)	refunds;
(d)	Accounts Payable and Accrued Liabilities;
(e)	rents;
(f)	utilities;
(g)	property taxes with respect to the Lands;
(h)	any amount payable under any Contract or Permitted Encumbrance;
(i)	all other items reasonably capable of and, subject to the provisions of this Agreement, properly the subject of adjustment in connection with the ownership, operation and management of the Lands and the Business of whatsoever nature and normally adjusted between a vendor and purchaser in similar commercial transactions,
(collectively, the “Adjustments”) so that the Vendor shall bear and pay all expenses related to the Lands and the Business which have accrued in respect of any time prior to the Closing Date and the Purchaser shall bear and pay all expenses related to the Lands and the Business which accrue in respect of any time from and including the Closing Date.
2.7 Statement of Adjustments. The Adjustments shall be made to the extent reasonably possible on Closing. The Vendor shall prepare a Statement of Adjustments and a copy thereof shall be delivered to the Purchaser at least 3 Business Days prior to the Closing Date. Those items which cannot be either ascertained or finally made on Closing shall be made on the basis of estimates by the Vendor acting reasonably. If adjustments have been made on estimates by the Vendor, the Vendor and Purchaser shall, within 3 months of Closing, make readjustments when the actual items have been determined.
2.8 Allocation of Purchase Price. The Parties agree that $10 of the Purchase Price is allocated on account of the Shares and the balance of the Purchase Price is allocated to the Partnership Interest.
2.9 Taxes. The federal and provincial taxable income of the Partnership for the fiscal period commencing on January 1, 2006 and ending on December 31, 2006 shall be prorated such that the Vendor shall be responsible for the portion accruing (on a simple average daily portion) for the period commencing on January 1, 2006 and ending on the Closing Date and the Purchaser shall be responsible for the remainder of the taxable income for the 2006 fiscal period subject to an adjustment to take into account that all income and losses relating to the preclosing transactions referred to in § 3.3 which are out of the usual and ordinary course of the Business are for the account of the Vendor. For the purpose of computing the Partnership’s 2006 federal or provincial taxable income, all discretionary deductions or credits available to the Partnership shall be claimed to the maximum extent permitted by law. As contemplated in § 8.10 hereof, after closing the Vendor and Purchaser shall provide each other with reasonable access to information and documents relating to the 2006 fiscal period of the Partnership and any related Tax matters. Furthermore, the Vendor and Purchaser shall each prepare and file their federal and provincial income tax returns for their respective fiscal periods that include the Closing Date (together with any other filings relating to Taxes incurred or arising during calendar 2006 that relate to the Partnership) on a consistent basis. All such Tax returns and filings of the Vendor and Purchaser shall be consistent with each other regarding the allocation of values among the assets of the Partnership for Tax purposes, the method and timing of recognition of Partnership revenue, net income, deduction of capital cost allowance and any other relevant deductions, tax balances, receipts, outlays, expenses, source deductions, remittances or other Tax items relating to the Partnership or interests in the Partnership. In order to ensure consistency of Tax reporting as between the Vendor and the Purchaser, each Party shall provide reasonable co-operation and disclosure to the other regarding the matters contemplated in this provision, provided that all information and documents disclosed or provided pursuant to this section shall be kept confidential and shall be treated as Confidential Information that is subject to the provisions of § 3.1 hereof, with such modifications as the circumstances require.

ARTICLE 3
INITIAL APPROVAL PERIOD
3.1 Productions by Vendor. The Vendor has provided the Purchaser with the Review Materials. The Purchaser acknowledges and agrees that the Vendor has not made any representation or warranty, express or implied, with respect to the accuracy or completeness of the Review Materials to the extent the same has been prepared by third parties. To the best of the Vendor’s Knowledge, any Review Materials prepared by the Vendor and delivered to the Purchaser shall be accurate and complete. The Purchaser shall conduct its own investigations as to the accuracy of the Review Materials and shall proceed or not proceed with the transaction described herein based solely on its own due diligence.
3.2 Searches and Examinations. During the Initial Approval Period, the Vendor shall permit the Purchaser, its agents and representatives, access to the Real Property at all reasonable times and upon reasonable written notice by the Purchaser to the Vendor to carry out, at the Purchaser’s sole expense and risk, such tests and inspections of the Real Property as the Purchaser may deem reasonably necessary, provided that:
(a)	such tests and inspections shall not damage the Real Property or interfere in any material way with the Vendor’s use and enjoyment thereof;
(b)	no sampling, boring, drilling or other physically intrusive testing into the ground shall be made without the prior written consent of the Vendor, such consent not to be unreasonably withheld;
(c)	any damage or alteration to the Real Property caused by such tests and inspections shall promptly be repaired by the Purchaser and restored to its condition existing prior to such tests and inspections, subject to the reasonable supervision of the Vendor;
(d)	the Vendor shall be entitled to have a representative present during such tests and inspections; and
(e)	prior to entering upon the Lands, the Purchaser shall deliver to the Vendor certificates of insurance evidencing coverage for the Purchaser’s activities on the Lands with (i) limits of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate for personal injury, including bodily injury and death, and property damage; and (ii) waiver of subrogation, and further evidencing that such coverage may only be terminated or modified upon not less than thirty (30) days prior written notice to the Vendor and naming the Vendor as additional insured and loss payee.
The Purchaser shall, forthwith upon same becoming available, and whether or not the Purchaser satisfies or waives the Conditions Precedent, provide the Vendor with copies of the results of any tests and inspections conducted by or on behalf of the Purchaser pursuant to this § 3.2.
3.3 Disclosure of Pre-Closing Transactions. At least 5 days prior to the end of the Initial Approval Period, the Vendor shall use its best efforts to provide the Purchaser with a true and complete list of all material transactions (including a description of the material terms thereof) which the Vendor intends to complete prior to the Closing Date with respect to the Partnership, the Business, the Assets and the Excluded Assets including, without limitation, those contemplated in § 2.2.
3.4 Confidentiality.
(a)	Until Closing (and in the event this Agreement is terminated for any reason other than its completion, also from and after such termination), the Purchaser and its prospective lenders, partners and investors, consultants, agents, accountants, advisors and solicitors shall keep confidential all information, documentation and records obtained from the Vendor or its consultants, agents, accountants, advisors or solicitors with respect to the Assets, including without limitation, the Review Materials, as well as any information arising out of the Purchaser’s review and access to the Vendor’s records concerning the Assets, the Excluded Assets and the Business and its due diligence with respect thereto (collectively, the “Confidential Information”). In the event the Purchaser wishes to provide any Confidential Information to partners and investors, the Purchaser shall first notify the Vendor of its intention to provide such Confidential Information to a partner or investor and the Purchaser shall not provide any such Confidential Information without the Vendor’s prior written approval, such approval not to be unreasonably withheld. The Purchaser shall not use any Confidential Information for any purposes not related to this transaction. Nothing herein contained shall restrict or prohibit the Purchaser from disclosing the Confidential Information to its prospective lenders, consultants, agents, accountants, advisors and solicitors as long as such parties are informed by the Purchaser of the confidential nature of such information or the Vendor receives such other assurances as are acceptable to it.
(b)	The Confidential Information referred to in this § 3.3 shall not include:
(i)	public information or information in the public domain at the time of receipt by the Purchaser or its consultants, agents, advisors and solicitors;
(ii)	information which becomes public through no fault or act of the Purchaser or its consultants, agents, advisors and solicitors;
(iii)	information required to be disclosed by law; or
(iv)	information received in good faith from a third party lawfully in possession of the information and not in breach of any confidentiality obligations.
(c)	If this Agreement is terminated for any reason, the Purchaser shall promptly return to the Vendor upon request all Confidential Information

(other than the Purchaser’s notes and due diligence materials), including all copies, and shall destroy all of the Purchaser’s notes and due diligence materials containing Confidential Information related to the transaction described herein.
ARTICLE 4
CONDITIONS
4.1 Purchaser’s Conditions During Initial Approval Period. The Purchaser’s obligation to complete the Closing shall be subject to the waiver or satisfaction by an instrument in writing from the Purchaser, on or before the end of the Initial Approval Period or as otherwise described herein, of the following conditions, each of which shall be for the sole benefit of the Purchaser (collectively, the “Conditions Precedent”):
(a)	the Purchaser is satisfied in its sole discretion with the Review Materials; and
(b)	the Purchaser is satisfied in its sole discretion with its due diligence tests, inspections and investigations.
The Purchaser may, by notice in writing, notify the Vendor that the Conditions Precedent have been satisfied or that it is waiving same. If no such notice is delivered on or before the end of the Initial Approval Period, the Purchaser shall be deemed not to have satisfied itself. If a written notice has been provided by the Purchaser to the Vendor within the Initial Approval Period that the Conditions Precedent have not been satisfied, or if the Purchaser has not delivered any notice to the Vendor, then this Agreement shall be null and void and of no further force and effect and, except in the case of default by the Purchaser, the refundable portion of the First Deposit, together with accrued interest thereon, shall be returned to the Purchaser.
4.2 Consideration For Conditions. In consideration of $1 paid by each Party to the other and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and Vendor each agree not to revoke its acceptance of this Agreement while it remains subject to the conditions contained in this Agreement which are for the sole benefit of the other party.

ARTICLE 5
REPRESENTATIONS, WARRANTIES AND COVENANTS
5.1 Representations and Warranties of the Vendor. As a material inducement to the Purchaser entering into this Agreement and completing the transactions contemplated by this Agreement and acknowledging that the Purchaser is entering into this Agreement in reliance upon the representations and warranties of the Vendor set out in this § 5.1, the Vendor represents and warrants to the Purchaser as follows:
(a)	Incorporation of Vendor. Each of LGEC and LGFC is a corporation duly amalgamated and validly subsisting under the laws of its governing jurisdiction. Each Vendor has the corporate power and authority and is qualified to own and dispose of its share of the Partnership Interest;

(b)	Authorization by Vendor. The Vendor has the corporate power, authority and capacity to enter into this Agreement, and other instruments to be executed by it as contemplated by this Agreement and to carry out its obligations under this Agreement, and other instruments. The execution and delivery of this Agreement, and other instruments and the completion of the transactions contemplated by this Agreement and other instruments have been duly authorized by all necessary corporate action on the part of each of LGEC and LGFC;

(c)	Residence of Vendor. The Vendor is not a non-resident of Canada for purposes of § 116 of the Income Tax Act (Canada);

(d)	Ownership of Partnership Interest. LGEC and LGFC are the sole partners in the Partnership and are the sole legal and beneficial holders of the Partnership Interest, with good and marketable title thereto, free and clear of all Liens. No Person other than the Purchaser has any right, agreement or option, or any right capable of becoming a right, agreement or option for the purchase from the Vendor of the Partnership Interest or any portion thereof;

(e)	Existence of Partnership. To the Vendor’s Knowledge, the Partnership was formed on July 13, 1988 and the Partnership has continued to exist at all times since that date;

(f)	Ownership of Shares. LGEC is the sole registered holder of the Shares, and holds the Shares as agent, bare trustee and nominee for the Partnership as principal and beneficial owner, with good and marketable title thereto, free and clear of all Liens, except as set out in Schedule “G” hereto. No Person other than the Purchaser has any right, agreement or option or any right capable of becoming a right, agreement or option for the purchase from LGEC of the Shares or to require the Registered Owner to allot or issue any further or other shares or any other instrument convertible or exchangeable into shares of the Registered Owner;

(g)	Title to Assets. The Partnership has good and marketable title to all of the Assets which it purports to own or which are reflected as owned in the Books and Records including all property and assets reflected in the Financial Statements, free and clear of all Liens, except for Permitted Liens. The Real Property is registered in the name of the Registered Owner as agent, bare trustee and nominee for the Partnership as principal and beneficial owner.

(h)	Ownership of Real Property. The Registered Owner has no beneficial interest in the Real Property and has carried on no business or activity of any kind whatsoever other than holding legal title to the Real Property and other property in trust for the Vendor and dealing with the Real Property and the Employees on behalf of and as directed by the Partnership.

(i)	Financial Statements. To the Vendor’s Knowledge, the Financial Statements, copies of which have been delivered to the Purchaser, are fair and accurate and are in accordance with the Books and Records. The Financial Statements have been prepared in accordance with GAAP. The balance sheets contained in such Financial Statements fairly and accurately present the financial condition of the Partnership as of their respective dates and the statements of earnings and retained earnings contained in the Financial Statements fairly and accurately present the results of operations for the periods indicated;

(j)	Material Contracts. Schedule “H” lists all of the Material Contracts. To the Vendor’s Knowledge, each Material Contract is in full force and effect and the Partnership is entitled to the full benefit and advantage of each Material Contract in accordance with its terms. The Partnership is not in default under any Material Contract and, to the Vendor’s Knowledge, no other party thereto is in default under any Material Contract and there has not occurred any event which, with the lapse of time or giving of notice or both would constitute a default under any Material Contract by the Partnership or any other party thereto. Neither the Vendor nor the Partnership has received any notice of a default under any Material Contract and there is no dispute between the Partnership and any other party in respect of any Material Contract. Except as disclosed in Schedule “H”, none of the Material Contracts has been assigned or otherwise transferred by the Partnership in favour of any Person;

(k)	Compliance with Applicable Law. To the Vendor’s Knowledge, the Vendor and the Partnership are in compliance with all Applicable Law;

(l)	Licences and Permits. Schedule “I” lists all the Licences and Permits of the Partnership. To the Vendor’s Knowledge, the Business is being carried on in compliance with all such Licences and Permits;

(m)	Undisclosed Liabilities/Guarantees. The Partnership does not have any Liabilities which are not disclosed in the Financial Statements or disclosed herein, other than Liabilities incurred in the usual and ordinary course of the Business;

(n)	Consents and Approvals and Notices. Except for the Consents and Approvals and Notices listed in Schedule “J”, no Consent and Approval or Notice of or to any Person is required in connection with the execution and delivery of this

Agreement and the completion of the transactions contemplated by this Agreement or to permit the Partnership to carry on the Business after the Closing as the Business is currently carried on by the Partnership;

(o)	Absence of Conflicting Agreements. The execution, delivery and performance of this Agreement by the Vendor and the completion (with any required Consents and Approvals and Notices) of the transactions contemplated by this Agreement do not and shall not result in or constitute any of the following:
(a)	a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the constating documents of the Vendor;

(b)	an event which, pursuant to the terms of any Contract (other than any Contract containing any provision entitling the party or parties thereto other than the Partnership to consent to a change of control of the Partnership) or any of the Licences and Permits, causes any right or interest of the Partnership to come to an end or be amended in any way that is detrimental to the Business or entitles any other Person to terminate or amend any such right or interest;

(c)	the creation or imposition of any Lien on any Asset; or

(d)	the violation of any Applicable Law or order of a court or Regulatory Body;
(p)	Litigation. To the Vendor’s Knowledge, and except as disclosed in Schedule “K”, there is no Litigation by or against the Partnership or the Registered Owner or affecting the Business, the Assets or the operations or capital of the Partnership or the Registered Owner or the transactions contemplated by this Agreement, which adversely affects the Business or the Assets in a material way;

(q)	Insurance. Particulars of the policies of insurance maintained by or in respect of the Partnership at the date of this Agreement (including the insurer, the amount of coverage, the type of insurance, the policy number, the deductible and the premiums payable) are set out in Schedule “L”. All such policies are in full force and effect and neither the Vendor nor the Partnership is in default, whether as to the payment of premiums or otherwise, under the terms of such policies or has failed to give any notice or present any claim in a timely fashion under any such insurance policy;

(r)	Tax Filings. The Partnership has prepared and filed with all appropriate Regulatory Bodies all required Tax Returns for all fiscal periods ending prior to the date hereof and shall continue to do so, in a timely manner, in respect of any fiscal period ending on or before the Closing Date and any fiscal period commencing before and ending after the Closing Date. All such Tax Returns are fair and accurate in all material respects, and no material fact has been omitted therefrom. No extension of time in which to file any such Tax Returns is in effect;

(s)	Taxes Paid. The Partnership has paid in full all Taxes required to be paid on or prior to the date hereof and all late filing penalties and interest or the Partnership has made adequate provision in the Financial Statements for the payment of all Taxes of the Partnership and all late filing penalties and interest in respect of all fiscal periods ending on or before the Closing Date or which commence before and end after the Closing Date;

(t)	Undepreciated Capital Cost. The undepreciated capital cost of the depreciable property owned by the Partnership other than the Excluded Assets is not less than $16,000,000;

(u)	Withholdings and Remittances. The Partnership has collected all Taxes required by Applicable Law to be collected from third parties and the Registered Owner has withheld from each payment made to any of its Employees or former employees, officers and directors, and to all Persons who are non-residents of Canada for the purposes of the Income Tax Act (Canada) all amounts required by Applicable Law to be withheld, and furthermore, each of them has remitted such withheld amounts within the prescribed periods to the appropriate Regulatory Body. The Registered Owner has remitted all Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, employer health taxes and other Taxes payable by it in respect of its Employees and has remitted such amounts to the proper Regulatory Body within the time required under the Applicable Law;

(v)	Indebtedness. Except for the payment of salaries and reimbursements for out-of-pocket expenses in the ordinary and usual course (which will be adjusted between the parties on Closing), neither LGEC nor LGFC (nor any director, officer, shareholder or employee thereof) is indebted to the Partnership and the Partnership is not indebted to either LGEC or LGFC (or any director, officer, shareholder of employee thereof);

(w)	Incorporation of Registered Owner. The Registered Owner is a body corporate duly incorporated and validly existing under the laws of British Columbia, has never been dissolved and is in good standing with the Office of the Registrar of Companies for British Columbia with respect to the filing of annual reports;

(x)	Power, Capacity and Authority of Registered Owner. The Registered Owner has the corporate power, capacity and authority to hold legal title to the Real Property in trust for the Partnership;

(y)	Minute Book of Registered Owner. The minute book of the Registered Owner has been maintained as required by all governing laws, is accurate, complete and current and contains complete and accurate minutes of all meetings of and all resolutions passed by the directors and shareholders of the Registered Owner since the date of the incorporation of the Registered Owner;

(z)	Obligations. Except as set out in Schedule “M” hereto, neither the Registered Owner nor the Real Property is subject to any guarantee, indemnity or other contingent or indirect obligation with respect to the obligation of any other Person, other than any Affiliate of the Registered Owner and any such guarantee, indemnity or other contingent or indirect obligation shall be released on or before the Closing Date.

(aa)	Liabilities. As of the Closing Date, neither the Partnership nor the Registered Owner will have any direct or indirect material Liabilities of any kind whatsoever, including, without limitation, in respect of claims by officers or directors of the Registered Owner or the Vendor, whether or not accrued, and whether or not known or, to the Vendor’s Knowledge, unknown, determined or undetermined, contingent or otherwise, in respect of which the Partnership or the Registered Owner is or may be liable on or after the Closing Date;

(bb)	Services. To the Vendor’s Knowledge, the Vendor has not received any notice or advice of any proposed local improvement charges or special levies or assessments with respect to the property taxes or utilities payable in connection with off-site services, utilities or similar services in connection with the Real Property;

(cc)	Encroachments. To the Vendor’s Knowledge, there is no improvement on any land adjoining the Real Property which encroaches upon the Real Property and no improvement on the Real Property encroaches on any adjoining land;

(dd)	Land Use. To the Vendor’s Knowledge, the Real Property and the use thereof do not contravene any applicable zoning or building bylaw, covenant, registered or unregistered restriction, land use contract, law, ordinance or regulation (whether relating to fire, safety, the environment, the building standards, health standards or otherwise) of any governmental authority, all of which permit the present use and occupation of the Real Property, and the Vendor has not received and has no Knowledge of any notice or request from any government authority or official, insurance company or board of fire underwriters that the Real Property is subject to any outstanding municipal work orders, fire upgrading orders, health orders or other notices of deficiencies in respect of the Real Property;

(ee)	Expropriation. The Vendor has received no notice of and has no knowledge of any proposed expropriation of the Real Property or any part thereof;

(ff)	Environmental Laws. Except as disclosed in the Review Materials, the Vendor has received no written notice of non-compliance, and does not know, or have reasonable grounds to know, of any facts which could give rise to any notice of non-compliance with respect to any Environmental Laws, orders, plans, remediation plans, approvals, permits or conditions of their issuance;

(gg)	Hazardous Substances. To the Vendor’s Knowledge, the Real Property does not contain any Hazardous Substance and there are no underground storage tanks located thereon, except as disclosed in the Review Materials;

(hh)	Material Effect. To the Vendor’s Knowledge, the Vendor has not failed to disclose or make available to the Purchaser on a timely basis any information concerning the Assets which would have a material effect on a reasonably prudent institutional purchaser’s decision to purchase the Assets;

(ii)	Employment Matters.
(a)	The Registered Owner does not have any full-time or part-time Employees, other than the Employees listed in Schedule “E”.

(b)	None of the Employees is on short-term disability, long-term disability or any other approved or statutory leave of absence.

(c)	Except as set out in Schedule “N” hereto, neither the Registered Owner nor the Partnership is bound by or a party to:
(i)	any union or collective bargaining agreement; or

(ii)	any written or unwritten pension plan or other benefit plan, program or arrangement maintained, contributed to or provided by the Partnership or the Registered Owner for the benefit of any of the Employees or for the benefit of any of the dependants or beneficiaries of any of the Employees.
(d)	No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent:
(i)	holds bargaining rights with respect to any of the Employees by way of certification, interim certification, voluntary recognition, designation or successor rights; or

(ii)	has applied to be certified as the bargaining agent of any of the Employees.
(jj)	Absence of Certain Changes or Events. Since March 31, 2005, the Partnership has not:
(a)	suffered any Material Adverse Effect including any damage to the Improvements that would cost in excess of $200,000 to repair;

(b)	sold, leased, transferred or otherwise disposed of any of the Assets reflected on the balance sheet forming part of the Financial Statements, except in the usual and ordinary course of business;

(c)	changed any accounting or costing systems or methods in any material respect;

(d)	granted, or agreed to grant, any bonus, increased, or agreed to increase, any remuneration or compensation (other than for normal merit and cost of living increases consistent with past practice) or made, or agreed to make, any loans or advances to any director, officer or Employee, except as otherwise disclosed to the Purchaser;

(e)	granted a Lien on any of the Assets, except in the ordinary course of the Business and in amounts which, individually and in the aggregate are not material to the financial condition of the Partnership or operation of the Business;

(f)	entered into any transaction out of the usual and ordinary course of business;

(g)	cancelled or amended any policy of insurance; or

(h)	agreed to do any of the foregoing;
(kk)	Enforceability of Obligations. This Agreement constitutes a legal, valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.
5.2 Representations and Warranties of the Purchaser. As a material inducement to the Vendor entering into this Agreement and completing the transactions contemplated by this Agreement and acknowledging that the Vendor is entering into this Agreement in reliance upon the representations and warranties of the Purchaser set out in this § 5.2, the Purchaser represents and warrants to the Vendor as follows:
(a)	Incorporation and Power. Each entity comprising the Purchaser is a corporation duly incorporated and validly subsisting under the laws of the jurisdiction of its incorporation;

(b)	Due Authorization. The Purchaser has the corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by it as contemplated by this Agreement and to carry out its obligations under this Agreement and such other agreements and instruments. The execution and delivery of this Agreement and such other agreements and instruments and the completion of the transactions contemplated by this Agreement and such other agreements and instruments have been duly authorized by all necessary corporate action on the part of the Purchaser;

(c)	Enforceability of Obligations. This Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought; and

(d)	GST Registration. The Purchaser is or shall be by the Closing Date a GST registrant.

(e)	Review Materials. The Purchaser has received the Review Materials.
5.3 Survival of Representations and Warranties.
(a)	Except as otherwise expressly provided for in this § 5.3, the representations and warranties of the Vendor contained in § 5.1 shall survive the Closing and, notwithstanding the Closing or any investigation made by or on behalf of the Purchaser, shall continue in full force and effect for the benefit of the Purchaser for a period of one (1) year subsequent to the Closing Date.

(b)	The representations and warranties of the Vendor contained in § 5.1 (r), § 5.1 (s) and § 5.1 (u) shall survive the Closing and, notwithstanding the Closing or any investigation made by or on behalf of the Purchaser, shall continue in full force and effect for the benefit of the Purchaser until the earlier of:
(i)	the sixth anniversary of the Closing Date; and

(ii)	the expiration of the last limitation period under any Applicable Law respecting Taxes subsequent to the expiration of which an assessment, reassessment or other form of recognized document assessing liability for any Tax for any fiscal period of the Partnership ending on or prior to the Closing Date or beginning before and ending after the Closing Date cannot be issued.
(c)	The representations and warranties of the Purchaser contained in § 5.2 shall survive the Closing and, notwithstanding the Closing or any investigation made by or on behalf of the Vendor, shall continue in full force and effect for the benefit of the Vendor for a period of one (1) year subsequent to the Closing Date.
5.4 Covenants of the Purchaser. The Purchaser covenants with the Vendor as follows:
(a)	Employees. The Purchaser shall cause the Registered Owner to offer employment to all of the Employees to continue as of the Closing Date on terms and conditions that are no less favourable, in the aggregate, than the terms and conditions which applied to such Employees prior to the Closing Date; and

(b)	Lions Gate Studios. Subject to § 6.9, the Purchaser shall not refer to the Real Property or the Business as “Lions Gate Studios” after the Closing Date and shall, after the Closing, remove all signage in or on the Real Property bearing the words “Lions Gate Studios” or any combination thereof.
5.5 “As Is” Condition. Except for the representations and warranties made by the Vendor herein, the Purchaser acknowledges and agrees that it is purchasing the Partnership Interest, which includes the Real Property, in an “as is, where is” physical and environmental condition and that the Vendor makes no representations or warranties to the Purchaser with respect to either the physical condition of the Property, or the environmental condition of the Real Property, except as otherwise set out herein. The Purchaser further acknowledges and agrees that it is responsible for investigating both the physical and environmental condition of the Real Property to its satisfaction and that it is responsible for satisfying itself, and is relying on its own investigations to verify, that both the physical and environmental condition of the Real Property are satisfactory to the Purchaser. If the Vendor has provided the Purchaser with copies of any third party reports, audits or studies relating to the physical condition or the environmental condition of the Real Property, then the Vendor has done so as a courtesy only and shall have no liability for any errors or inaccuracies in such third party reports, audits or studies of which the Vendor did not have Knowledge.
ARTICLE 6
CLOSING ARRANGEMENTS
6.1 Closing. The Closing shall take place at 1:00 p.m. on the Closing Date at the offices of the Vendor’s Solicitors, or at such other time on the Closing Date or such other place as may be agreed orally or in writing by the Vendor and the Purchaser.
6.2 Vendor’s Closing Deliveries. At the Closing, the Vendor shall deliver or cause to be delivered to the Purchaser the following documents:
(a)	a transfer of the Partnership Interest, duly executed by the Vendor;

(b)	a transfer of the Shares, duly executed by LGEC;

(c)	the Partnership books of the Partnership;

(d)	a certificate of the President or other senior officer of LGEC or LGFC dated as of the Closing Date certifying that each of the warranties and representations of the Vendor set out herein is true and accurate on the Closing Date in all material respects;

(e)	evidence of those Consents and Approvals that have been obtained on or prior to the Closing Date;

(f)	resolutions of the directors of LGEC and LGFC authorizing the transfer of the Partnership Interest to the Purchaser;

(g)	resolutions of LGEC and LGFC, as partners of the Partnership, authorizing the transfer of the Partnership Interest to the Purchaser and any consents or waivers required under the Partnership Agreement;

(h)	resolutions of the directors of LGEC authorizing the transfer of the Shares to the Purchaser;

(i)	resolutions of the directors of the Registered Owner authorizing the transfer of the Shares to the Purchaser and the issuance of a new share certificate in the name of the Purchaser or as otherwise directed by the Purchaser;

(j)	resignations of all of the directors and officers of the Registered Owner;

(k)	full releases from each of the current directors and officers of the Registered Owner;

(l)	resolutions of the directors of the Registered Owner approving the change of the registered and records office of the Registered Owner to an address provided by the Purchaser;

(m)	a duly executed Notice of Change of Registered and Records Office changing the address of the registered and records office of the Registered Owner to the address provided by the Purchaser;

(n)	confirmation of a change of name of the Registered Owner to a numbered company name or such other name as provided by the Purchaser to LGEC;

(o)	the share certificates representing the Shares duly endorsed for transfer;

(p)	the Statement of Adjustments contemplated in § 2.7;

(q)	an adhesion instrument or instrument among the parties hereto confirming that the Partnership is not dissolved or terminated by virtue of the withdrawal and retirement of the Vendor and the admission of the Purchaser;

(r)	the licence referred to in § 6.9;

(s)	an opinion of the Vendor’s Solicitors regarding the due execution and delivery of the closing documents; and

(t)	all such other assurances, consents, agreements, documents and instruments as may be reasonably required by the Purchaser to complete the transactions provided for in this Agreement.

6.3 Purchaser’s Closing Deliveries. At the Closing, the Purchaser shall deliver or cause to be delivered to the Vendor the following documents and payments:
(a)	a certificate of the President or other senior officer of the Purchaser dated as of the Closing Date certifying that each of the warranties and representations of the Purchaser set out herein is true and accurate on the Closing Date in all material respects;

(b)	an opinion of Purchaser’s Solicitors regarding the due execution and delivery of the closing documents;

(c)	the balance of the Purchase Price as contemplated in § 2.4 (c);

(d)	copy of Change of Partnership evidencing the Purchaser as the holder of the Partnership Interest;

(e)	certificate as to the Purchaser’s GST registered status;

(f)	indemnification sufficient to relieve the Vendor from any obligation to collect and remit GST with respect to the transfer of the Real Property to the Purchaser; and

(g)	all such other assurances, consents, agreements, documents and instruments as may be reasonably required by the Vendor to complete the transactions provided for in this Agreement.
6.4 Preparation of Closing Documents. The documents listed in § 6.2 and § 6.3 above shall be prepared by the Vendor’s Solicitors and to the extent required, delivered to the Purchaser’s Solicitors for execution by the Purchaser as soon as reasonably possible after expiry of the Initial Approval Period and in any event at least 3 Business Days prior to the Closing Date.
6.5 GST. The Purchaser is responsible to account for and remit any Goods and Services Tax (“GST”) in respect of the purchase and sale transaction contemplated herein and in accordance with the Excise Tax Act (Canada) and shall provide the Vendor with an indemnity with respect to GST payable in respect of this purchase and sale transaction, except that Vendor shall pay the applicable GST on the broker commission payable to the Agent.
6.6 Registration and Other Costs.
(a)	The Vendor shall be responsible for the costs of the Vendor’s Solicitors in respect of the transactions contemplated in this Agreement.

(b)	The Purchaser shall be responsible for the costs of the Purchaser’s Solicitors in respect of the transactions contemplated in this Agreement.

(c)	The Purchaser shall be responsible for and pay any land transfer taxes payable upon the transfer of the Real Property, all registration fees payable in respect of registration by it of any documents on Closing and all federal and provincial sales and other taxes payable by the Purchaser upon or in connection with the conveyance or transfer of the Partnership Interest and the Assets.

(d)	The Vendor shall be responsible for real estate commissions which are payable to the Agent in connection with the Closing.
6.7 Purchaser’s Post-Closing Deliveries. The Purchaser shall provide the Vendor within 20 days after the Closing Date with a copy of the Change of Partnership evidencing the Purchaser as the holder of the Partnership Interest, with registration particulars noted thereon.
6.8 Purchaser’s Financing. If, as part of any financing arranged by the Purchaser, it is necessary for the Registered Owner to execute any mortgage financing documents, the Vendor shall co-operate with the Purchaser and shall cause the Registered Owner to execute such mortgage financing documents and grant such charges over the Real Property as the lender may require the Registered Owner to execute or grant in connection with the transactions contemplated herein. In addition, the Vendor shall use its best efforts to cause the directors and shareholders of the Registered Owner to execute and deliver to the Purchaser any resolutions which may be required in connection with such financing prior to the Closing Date, provided that the Purchaser has delivered copies thereof to the Vendor’s Solicitors for their review and approval no later than five (5) Business Days prior to the Closing Date and that satisfactory arrangements are made to unwind any such financing in the event that closing does not proceed as contemplated.
6.9 Use of Name. On the Closing Date, the Vendor shall grant or cause to be granted to the Partnership, a licence for a fee of $1.00 to use the name “Lions Gate Studios” (including the use of the domain name “lionsgatestudios.com”) in connection with the Business for a nine (9) month period following closing for transition purposes, which license shall include an indemnity from the Partnership and the Purchaser in favour of the Vendor in connection with the Partnership’s use of such name, as well as a description of the uses of such name which the Partnership intends to employ. The Purchaser shall cause the Partnership to decrease the use of the name over the course of the transition period and cease to use the name on or before the date that is nine (9) months following the Closing Date.
ARTICLE 7
INDEMNIFICATION
7.1 Indemnity by the Purchaser. The Purchaser agrees to indemnify and hold the Vendor, its directors, officers, partners, trustees, beneficiaries, shareholders, members, managers, employees, agents, advisors, representatives and their respective Affiliates and such Affiliates’ respective directors, officers, partners, trustees, beneficiaries, shareholders, members, managers, employees and representatives, harmless from and against any action, cause of action, claim, demand, suit, liability, damages, losses, costs, expenses and proceeding which may be made or brought against or suffered by an Indemnified Party, or any Liability which it may suffer or incur directly or indirectly, as a result of, in respect of or arising out of:
(a)	any material inaccuracy in or material breach of any representation or warranty of the Purchaser contained in § 5.2;

(b)	any breach or non-fulfilment of any covenant or agreement on the part of the Purchaser under this Agreement by the Purchaser or any other certificate or instrument executed and delivered by the Purchaser pursuant to this Agreement; and

(c)	any activity of the Purchaser and its employees, consultants, contractors, advisors or other agents relating to the Real Property, including without limitation, mechanics liens, damage to the Real Property, injury to persons or property resulting from such activities in connection therewith, but not if and to the extent due to the gross negligence or wilful misconduct of any of the Indemnified Parties.
Notwithstanding any other provision of this Agreement, the indemnity granted by the Purchaser pursuant to this § 7.1 shall survive the Closing.
7.2 Indemnity by the Vendor. The Vendor agrees to indemnify and hold the Purchaser, its directors, officers, partners, trustees, beneficiaries, shareholders, members, managers, employees, agents, advisors, representatives and their respective Affiliates and such Affiliates’ respective directors, officers, partners, trustees, beneficiaries, shareholders, members, managers, employees and representatives, harmless from and against any action, cause of action, claim, demand, suit, liability, damages, losses, costs, expenses and proceeding which may be made or brought against or suffered by an Indemnified Party, or any Liability which it may suffer or incur directly or indirectly, as a result of, in respect of or arising out of:
(a)	any material inaccuracy in or material breach of any representation or warranty of the Vendor contained in § 5.1;

(b)	any breach or non-fulfilment of any covenant or agreement on the part of the Vendor under this Agreement by the Vendor or any other certificate or instrument executed and delivered by the Vendor pursuant to this Agreement; and

(c)	any activities of the Vendor, or its agents, employees or contractors on the Real Property up to the Closing Date.

7.3 Survival of Indemnification. Where either the Purchaser or the Vendor makes a claim or claims pursuant to § 7.1 or 7.2 on account of any incorrectness in or breach of representation or warranty set forth herein within the time period(s) applicable to such claim or claims set forth in § 5.3, the right to indemnification in respect of such claim or claims shall continue in full force and effect until the claim is finally settled or adjudicated and all payments to be made in respect of any settlement or adjudication have been made.
7.4 Notice of Claim. If an Indemnified Party gains Knowledge of a claim in respect of which indemnification is provided for pursuant to either of § 7.1 or 7.2, as the case may be, the Indemnified Party shall provide written notice of the claim to the Indemnifying Party within 60 days after the date on which the Indemnified Party gains such Knowledge. Such notice shall specify whether the claim arises as a result of a claim by a Person against the Indemnified Party (a “Third Party Claim”) or whether the claim does not so arise (a “Direct Claim”). For greater certainty, a Third Party Claim shall include any claim made by any Regulatory Body relating to Taxes.
7.5 Direct Claims. In the case of a Direct Claim, the Indemnifying Party shall have 30 Business Days from receipt of notice of the claim within which to review and settle the Direct Claim. If both Parties agree at or before the expiration of such 30 Business Day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the claim, failing which the matter shall be referred to binding arbitration in accordance with § 8.1.
7.6 Third Party Claims. In the case of a Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in but not control the negotiation, settlement or defence of the Claim which control shall rest at all times with the Indemnified Party, unless the Indemnifying Party:
(a)	irrevocably acknowledges in writing complete responsibility for its share of the Third Party Claim, and agrees to indemnify the Indemnified Party in respect of, the Third Party Claim; and

(b)	furnishes evidence to the Indemnified Party which is satisfactory to the Indemnified Party of its financial ability to indemnify the Indemnified Party;
in which case the Indemnifying Party may assume such control through counsel of its choice and at its expense. The Indemnified Party shall continue to have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel at its expense or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences), in which case the fees and disbursements of such counsel shall be paid by the Indemnifying Party. If, having elected to assume control of the negotiation, settlement or defence of the Third Party Claim, the Indemnifying Party thereafter fails to conduct such negotiation, settlement or defence with reasonable diligence, then the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.
7.7 Settlement of Third Party Claims. If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, then the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.
7.8 Interest on Claims and GST. The amount of any claim submitted under § 7.1 or § 7.2 as damages or by way of indemnification shall bear interest: (a) with respect to a Direct Claim, from and including the date on which notice of the claim is given by the Indemnified Party; and (b) with respect to a Third Party Claim, from and including the date on which a claim is paid by the Indemnifying Party to the Indemnified Party, at the Prime Rate calculated from and including such date to but excluding the date reimbursement of such claim by the Indemnifying Party is made, and the amount of such interest shall be deemed to be part of such claim. Where the amount of a payment in respect of any claim submitted under § 7.1 or § 7.2 as damages or by way of indemnification is subject to GST, the Indemnifying Party shall pay such GST on the amount of such payment.
ARTICLE 8
GENERAL
8.1 Arbitration.
(a)	Any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement, or the performance, breach, termination or validity thereof, including the arbitrability of any such dispute, controversy or claim, shall be finally settled by arbitration. Either Party may initiate arbitration by delivering a written demand for arbitration upon the other Party. The arbitration shall be conducted in accordance with the Commercial Arbitration Act (British Columbia), as amended. The arbitration shall take place in Vancouver, British Columbia.

(b)	The arbitral tribunal shall, except as hereinafter provided, be composed of three arbitrators appointed as follows:
(i)	each party shall appoint an arbitrator, and the two arbitrators so appointed shall appoint a third arbitrator who shall act as Chair of the tribunal;

(ii)	if either Party fails to appoint an arbitrator within 30 days of receiving notice of the appointment of an arbitrator by the other

Party, then the arbitral tribunal shall be composed of one arbitrator who shall be the arbitrator appointed by the other Party;

(iii)	if the two arbitrators appointed by the Parties fail to agree upon a third arbitrator within 30 days of the appointment of the second arbitrator, the third arbitrator shall be appointed by the British Columbia Supreme Court, as contemplated by the Commercial Arbitration Act (British Columbia), as amended; and

(iv)	should a vacancy arise because any arbitrator dies, resigns, refuses to act, or becomes incapable of performing his or her functions, the vacancy shall be filled by the method by which that arbitrator was originally appointed.
(c)	The arbitral award shall be in writing, stating the reasons for the award and be final and binding on the Parties with no rights of appeal. The award may include an award of costs, including reasonable legal fees and disbursements and the fees and expenses of the arbitral tribunal. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Party or its assets.

(d)	The arbitration shall be kept confidential and the existence of the proceeding and any element of it (including any pleadings, briefs or other documents submitted and exchanged, and testimony or other oral submission and any awards) shall not be disclosed beyond the arbitral tribunal, the Parties, their counsel and any Person necessary to the conduct of the proceeding, except as may be lawfully required by law relating to the arbitration or otherwise.
8.2 Public Announcements. Except as required by law, the Purchaser agrees to keep the terms and conditions of this Agreement confidential and acknowledges that the Vendor shall have the right to approve (acting reasonably), prior to release, the form and content of all public announcements of the transactions contemplated hereby.
8.3 Notices. Every notice, consent, determination or other communication required or permitted to be given or made under this Agreement (collectively, a “notice”) shall be written and directed to the Party to whom delivered or given and shall be delivered or given at the following addresses:
(a)	if to the Vendor, to:
Lions Gate Entertainment Corporation
2700 Colorado Avenue, Suite 200
Santa Monica, CA, U.S.A. 90404
Attention:    Ms. Marni Wieshofer
Fax:             (310)-255-3780
(b)	if to the Purchaser, to:

Bosa Development Corp.
1901 Rosser Avenue, Suite 500
Burnaby, B.C., Canada, V5C-6S3
Attention:    Mr. Richard Weir
Fax:             (604)-291-9120
Each such notice shall be:
(i)	personally delivered;

(ii)	sent by telecopier or other direct written electronic means; or

(iii)	sent by registered mail; or

(iv)	sent by courier.
          Any notice sent by way of the means described in (i) above shall be deemed to have been given and received on the Business Day on which it has been personally delivered provided that if such notice has not been delivered on a Business Day, then it shall be deemed to have been given and received on the next Business Day thereafter. Any notice sent by way of the means described in (ii) above shall be deemed to have been given and received on the date on which it was transmitted provided that if such notice has not been transmitted on a Business Day or if it was not transmitted prior to 5:00 p.m. on the Business Day that it was transmitted, then it shall be deemed to have been given and received on the next Business Day thereafter. Any notice sent by the means described in (iii) above shall be deemed to have been given and received on the fifth Business Day following the date upon which it has been mailed. If mail service is or is threatened to be interrupted at any time when a notice is required to be given hereunder, then such notice shall be given by the means described in (i), (ii) or (iv) above. Any notice sent by the means described in (iv) above shall be deemed to have been received on the next Business Day following the date upon which it was couriered. Each Party may change its address for the purposes of this §8.3 from time to time by giving written notice of such change to the other Party in accordance with this §8.3.
8.4 Tender. The parties agree that, if the Purchaser is required by applicable legislation to cause the amount set out in § 2.4(c) to be paid by electronic transfer, then the Purchaser shall make all commercially reasonable efforts to ensure that such an amount shall be transferred to and received by the solicitors for the Vendor on or before 3:00 p.m. (Vancouver time) on the Closing Date. If for any reason out of the control of the Purchaser (which, for greater certainty, shall not include any event which is a default by the Purchaser under this Agreement), the Purchaser cannot ensure that such an amount shall be received by the Vendor’s Solicitors on or before the time and date set out above, then the Purchaser shall be entitled to pay such amount on or before 3:00 p.m. (Vancouver time) on the next Business Day following the Closing Date so long as, in addition to such amount, the Purchaser also pays to the Vendor at the same time interest on such amount, at a rate equal to the Prime Rate plus one percent (1%) per annum, for each day from and including the Closing Date to but not including the day such payment is made.

8.5 Time of Essence. Time shall be of the essence of this Agreement in all respects.
8.6 Entire Agreement. This Agreement together with all Schedules and Exhibits hereto and all agreements and documents to be delivered pursuant hereto, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written of the Parties pertaining to the subject matter hereof including the letter of intent from the Vendor to the Purchaser dated October 12, 2005 and accepted by the Purchaser on October 28, 2005. There are no conditions, warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as specifically set out in this Agreement and such Schedules, Exhibits, agreements and documents.
8.7 Waiver and Amendment. A waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the Party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non-observance or by anything done or omitted to be done by any other Party. The waiver by a Party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature). No amendment of this Agreement shall be effective unless it is in writing and is signed by each of the Parties.
8.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
8.9 Further Assurances. Each Party shall promptly do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things in connection with this Agreement and the transactions contemplated hereby that another Party may reasonably require for the purposes of giving effect to this Agreement and the transactions contemplated hereby.
8.10 Access to Books and Records. After the Closing, the Vendor shall be entitled to access to all of the Books and Records of the Partnership, and to make copies of all such documents, for the purpose of responding to any taxing authorities relating to a period prior to the Closing or for the purpose of any actual or potential litigation or other dispute involving the Vendor and the Partnership or for any other bona fide purpose relating to the operation of the Partnership prior to the Closing Date. The Vendor shall comply with all applicable privacy legislation in respect of any such Books and Records.
8.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable in that Province and shall be treated, in all respects, as a British Columbia contract.

8.12 Successors and Assigns. This Agreement shall ensure to the benefit of, and be binding on, the Parties and their respective successors and permitted assigns. The Purchaser may assign or transfer to an Affiliate, all or any part of its rights or obligations under this Agreement without the prior written consent of the Vendor, provided that the Purchaser shall remain jointly and severally liable for all of the obligations of the assignee hereunder.
8.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the Parties adopt any signatures received by a receiving fax machine as original signatures of the Parties; provided, however, that a Party providing its signature in such manner shall promptly forward to the other Party an original of the signed copy of this Agreement which was so faxed.
        IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

LIONS GATE ENTERTAINMENT CORP.

By:	/s/ Wayne Levin

Name:	Wayne Levin
Title:	Secretary

By:

Name:
Title:

LIONS GATE FILMS CORP.

By:	/s/ Wayne Levin

Name:	Wayne Levin
Title:	General Counsel

By:

Name:
Title:

BOSA DEVELOPMENT CORP.

By:	/s/ Dorinda Birch

Name:	Dorinda Birch
Title:	Secretary

By:

Name:
Title:

0742102 B.C. LTD.

By:	/s/ Dorina Birch

Name: Title:	Dorina Birch Secretary

By:

Name:
Title: